UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2019
Southwest Airlines Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
_____________________	_____________	______________
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, Texas	75235-1611
_________________________________	___________
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (214) 792-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

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(17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the
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[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01    Regulation FD Disclosure.

Southwest Airlines Co. (the "Company") is providing guidance regarding its second quarter 2019 financial and operational trends.

The Company has continued to experience solid demand and strong passenger yield trends year-over-year during second quarter 2019. Based on current trends, the Company now expects its second quarter 2019 operating revenue per available seat mile (RASM, or unit revenues) to increase in the 6.5 to 7.5 percent range, year-over-year, as compared with its previous guidance of a year-over-year increase in the 5.5 to 7.5 percent range.

Based on current cost trends, the Company now expects its second quarter 2019 operating costs per available seat mile (CASM), excluding fuel and oil expense and profitsharing expense, to increase in the 11.5 to 12.5 percent range, year-over-year, as compared with its previous guidance of a year-over-year increase in the 10.5 to 12.5 percent range, primarily due to the impact of lower-than-expected second quarter 2019 available seat miles (ASMs).

Based on the Company’s fuel derivatives contracts and market prices as of June 11, 2019, the Company continues to expect its second quarter 2019 fuel costs to be in the range of $2.10 to $2.20 per gallon, including $.05 per gallon in premium expense and an estimated $.05 per gallon in favorable cash settlements from fuel derivative contracts. The Company now estimates second quarter 2019 ASMs per gallon, or fuel efficiency, to decrease in the 1 to 2 percent range, year-over-year, as compared with its previous guidance to be flat to down 1 percent, year-over-year, primarily due to the removal of the Company's most fuel-efficient aircraft from its schedule as the result of the grounding of its Boeing 737 MAX 8 aircraft.

The Company now expects its second quarter 2019 year-over-year ASMs, or capacity, to decrease approximately 3.5 percent, as compared with its previous guidance of a year-over-year decrease in the 2 to 3 percent range, primarily due to a lower-than-expected completion factor. The Company's second quarter 2019 capacity guidance reflects the impact of the grounding of all 34 737 MAX 8 aircraft in its fleet through August 5, 2019, as previously disclosed, resulting from a Federal Aviation Administration emergency order issued on March 13, 2019 for all U.S. airlines to ground all Boeing 737 MAX aircraft. As the timeline remains uncertain for the MAX aircraft to return to service, the Company is revising its flight schedule to remove all MAX flights through September 2, 2019. The Company continues to be focused on proactively managing cancellations, minimizing operational disruptions, reaccommodating Customers, and minimizing the impact on its ontime performance.

The information furnished in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations, including specific factors expected to impact the Company’s results of operations; (ii) the Company’s capacity plans and expectations; and (iii) the Company’s expectations related to its management of risk associated with changing jet fuel prices. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of governmental actions and governmental regulations related to the Company’s operations, in particular with respect to the grounding of the Company’s 737 MAX 8 fleet; (ii) the Company's dependence on third parties, in particular with respect to its fleet plans and initiatives, and the impact on the Company’s operations and results of operations of any related third party delays or non-performance; (iii) the impact of changes in consumer behavior, economic conditions, actions of competitors, extreme or severe weather and natural disasters, fears of terrorism or war, and other factors beyond the Company's control, on the Company's business decisions, plans, strategies, and results; (iv) the impact of fuel price changes and fuel price volatility on the Company’s business plans and results of operations; and (v) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

June 19, 2019	By:	/s/ Tammy Romo

Tammy Romo
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)